Exhibit 99.1

Trevena Appoints Julie H. McHugh and Barbara Yanni to the Board of Directors

KING OF PRUSSIA, PA, July 1, 2014 — Trevena, Inc. (NASDAQ: TRVN), a clinical stage biopharmaceutical company focused on the discovery and development of G protein coupled receptor (GPCR) biased ligands, today announced that Julie H. McHugh, former chief operating officer at Endo Health Solutions, and Barbara Yanni, former chief licensing officer at Merck & Co., have joined Trevena’s Board of Directors. The two directors replace Terrance G. McGuire and David F. Solomon who are stepping down from the Board following the Company’s recent initial public offering.

“Julie’s breadth and depth of operational and commercial experience, which includes leadership positions at both large specialty pharmaceutical and emerging biopharmaceutical companies, will be a tremendous asset to Trevena as our programs mature,” said Maxine Gowen, Ph.D., chief executive officer. “Barbara’s rich experience in corporate development and finance, including her 12-year leadership of Merck’s corporate licensing group, will add a valuable dimension to our Board. At the same time, we thank Terry for his vision in funding Trevena from its inception, and David for his meaningful contributions over the past year, which have helped us progress from a privately held company to a publicly-traded business with active development efforts underway for three promising clinical programs.”

“Trevena has rapidly translated its novel biased ligand platform into a portfolio of differentiated candidates, each of which represents a significant commercial opportunity and addresses an unmet need in the marketplace,” stated Ms. McHugh. “It is an exciting time in the Company’s evolution, and I look forward to working with the Board to advance the Company’s efforts to deliver the next generation of GPCR targeted medicines.”

“I am extremely impressed by Trevena’s management team, the molecules they are developing, the thoughtful clinical development program in place for each candidate, and the data emerging from these high-value programs,” said Ms. Yanni.  “I look forward to contributing my perspective to help the company advance its new therapies to treat acute heart failure and pain.”

Ms. McHugh has over 28 years of experience in the drug development industry, and most recently served as chief operating officer at Endo Health Solutions Inc. from 2010 to 2013, where she was responsible for the specialty pharmaceuticals and generics business units and led strategic planning for the company. Prior to this, she served as chief executive officer of Nora Therapeutics, Inc., a private biotech company focused on developing novel therapies for the treatment of infertility disorders. From 2006 to 2008, she served as company group chairman for Johnson & Johnson’s worldwide virology business unit, where she oversaw the launches of Prezista® (darunavir) and Intelence® (etravirine). From 2004 to 2006 she was president of Centocor, Inc., a J&J subsidiary, where she oversaw the development and launch of Remicade® (infliximab). Ms. McHugh currently serves on the board of directors for Ironwood Pharmaceuticals and Xellia Pharmaceuticals, Inc., and previously served as a director for ViroPharma Incorporated. Ms. McHugh received her Masters of Business Administration degree from St. Joseph’s University and her Bachelor of Science degree from Pennsylvania State University.

Ms. Yanni had a 28-year career at Merck & Co., Inc., where she was vice president and chief licensing officer before her retirement in March 2014.  For 12 years, she led Merck’s Corporate Licensing group, successfully structuring and negotiating agreements to acquire rights to over one hundred compounds, programs, and technologies to enhance Merck’s pipeline.  Prior to this, Ms. Yanni served in various roles including in corporate development, financial evaluation, and tax.  Ms. Yanni has a J.D. from Stanford Law School and an A.B. from Wellesley College.  She also holds a Masters of Law in Taxation from New York University.

About Trevena

Trevena, Inc. is a clinical stage biopharmaceutical company that discovers, develops and intends to commercialize therapeutics that use a novel approach to target G protein coupled receptors, or GPCRs. Using its proprietary product platform, Trevena has identified and advanced three differentiated biased ligand product candidates into the clinic — TRV027 to treat acute heart failure, TRV130 to treat moderate-to-severe acute pain intravenously, and TRV734 to treat moderate-to-severe acute and chronic pain orally. Trevena also is advancing additional product candidates in its portfolio, including a preclinical program focused on central nervous system indications.

Investor Contacts:

Trevena, Inc.	Argot Partners
Jonathan Violin	Andrea Rabney
Director of investor relations	President and chief executive officer
(610) 354-8840 x231	(212) 600-1902
jviolin@trevenainc.com	andrea@argotpartners.com

Media Contact:

Argot Partners
Eliza Schleifstein
eliza@argotpartners.com
(917) 763-8106